EXHIBIT 23.2

                       Independent Auditors' Consent

The Board of Directors
Sealed Air Corporation

We consent to incorporation by reference in this registration statement on Form S-8 of Sealed Air Corporation of our report dated January 20, 1998, except for note 2 which is as of March 23, 1998, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Sealed Air Corporation dated March 31, 1998.


                                                   /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
April 21, 1998